Exhibit 99.1

Contact:	Joe Schierhorn, Chief Operating Officer
(907) 261-3308
Latosha Frye, Chief Financial Officer
(907) 261-8763

NEWS RELEASE

Northrim BanCorp Earns $17.4 Million, or $2.54 Per Diluted Share, in 2014
2014 Highlights Include Two Acquisitions and Core Performance

ANCHORAGE, Alaska - January 27, 2015 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim”) today reported that performance of its core operations, augmented by two acquisitions during the year, generated increased profitability in 2014. Net profits in the full year of 2014 totaled $17.4 million, or $2.54 per diluted share, compared to $12.3 million, or $1.87 per diluted share, in 2013. Contributions from the second quarter acquisition of Alaska Pacific Bancshares, Inc. ("Alaska Pacific") and the fourth quarter acquisition of Residential Mortgage Holding Company, LLC ("Residential Mortgage"), the parent company of Residential Mortgage, LLC (“RML”) increased revenues and operating costs in 2014. For the fourth quarter of 2014, net income was $6.7 million, or $0.97 per diluted share, compared to $3.7 million, or $0.53 per diluted share, in the third quarter of 2014 and $2.7 million, or $0.40 per diluted share, in the fourth quarter a year ago. Fair value adjustments in connection with our step up in basis on our existing 23.5% equity in Residential Mortgage resulted in a non-operating gain of $3 million, or $0.43 per diluted share, in the fourth quarter.

“The acquisition of Alaska Pacific added four new locations in southeastern Alaska in the first half of the year and generated 10% earnings accretion, without transaction costs, and 3% accretion including transaction costs. In addition, the December 1 purchase of the remaining 76.5% of Residential Mortgage, one of the largest mortgage originators in Alaska, also contributed to earnings, and added to the performance of our core Northrim franchise in 2014,” said Marc Langland, Chairman. “Both of these new businesses are meeting our expectations with their contribution to operations, and we are excited about the potential for growth they represent for our business."

Financial Highlights (at or for the periods ended December 31, 2014, compared to September 30, 2014, and December 31, 2013)

•
Net income, excluding gains and expenses from the acquisitions of Alaska Pacific and Residential Mortgage, expanded 39% in the fourth quarter of 2014 compared to the fourth quarter of 2013, and 23% for the full year in 2014. Net income excluding gains and expenses from acquisitions and the $1.1 million gain on the sale of a branch location in the third quarter of 2014 grew 9% in the fourth quarter of 2014 as compared to the previous quarter, and grew 18% for the full year in 2014 as compared to 2013.

•
Total revenues, which include net interest income plus other operating income, increased 25% in the quarter and 63% as compared to the fourth quarter of 2013. Fourth quarter 2014 revenues were $23.3 million. For the full year, revenues increased 29% to $73.4 million from $56.9 million. Excluding the gains from the acquisition of Residential Mortgage in the fourth quarter of 2014 and the sale of the branch in the third quarter of 2014, total revenues were $20.3 million in the fourth quarter of 2014, $17.5 million in the third quarter of 2014, and $69.3 million for the full year 2014. Excluding these adjustments, fourth quarter 2014 revenues increased 24% and 42%, respectively, as compared to the preceding quarter and the year ago quarter, and total 2014 revenues increased 22% as compared to the prior year.

•
Net interest income grew 6% to $14.5 million in the fourth quarter of 2014, compared to $13.7 million in the third quarter of 2014 and increased 26% from $11.5 million in the fourth quarter a year ago.

Northrim BanCorp Earns $17.4 Million, or $2.54 per Diluted Share, in 2014
January 27, 2015

•
Northrim paid a quarterly cash dividend of $0.18 per share in December of 2014, up from the $0.17 per share dividend paid a year ago. The dividend provides a yield of approximately 3.3% at current market share prices.

•
Tangible book value[1] was $20.48 per share at December 31, 2014, compared to $22.08 at September 30, 2014 and $20.86 per share a year ago, reflecting an increase in intangible assets attributable to the two major acquisitions completed in the year.

•
Average portfolio loans increased 23% to $938.2 million for the fourth quarter of 2014 compared to the fourth quarter of 2013, reflecting the addition of the loans acquired from Alaska Pacific and organic growth in the portfolio that were offset by year-end payoffs of several large loans and the elimination of the RML warehouse line of credit following its consolidation into the balance sheet.

•
Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 13.06% at December 31, 2014, compared to 14.33% at September 30, 2014, and 15.35% a year ago. The decrease in Tier 1 Capital to Risk Adjusted Assets at December 31, 2014, compared to a year ago reflects the $47.6 million net increase in assets resulting from the acquisition of Residential Mortgage and the $167.2 million in assets acquired from Alaska Pacific. Northrim paid $18.2 million in cash and assigned life insurance policies valued at $3.9 million for the acquisition of Residential Mortgage in December 2014. Additionally, Northrim recorded a liability of $7.3 million which represents the net present value of earn-out payments that Northrim expects to make in conjunction with the purchase of Residential Mortgage over the next five years. Accordingly, the total estimated purchase price of Residential Mortgage is $29.4 million. Northrim paid $6.4 million in cash and issued 290,212 shares of common stock with a value of $7.4 million on April 1, 2014 for the acquisition of Alaska Pacific.

•	Tangible common equity to tangible assets[2] was 9.85% at December 31, 2014, compared to 10.69% at September 30, 2014, and 11.30% a year ago.

Alaska Economic Update

“If oil prices stabilize at current low levels, it will be a serious concern for Alaska’s long-term economic growth,” said Joseph Beedle, President and CEO. “Fortunately, Alaska has $66 billion in reserves, of which $14 billion can be used to finance funding gaps. Also, many Alaskan business owners and government officials have experience dealing with swings in the energy markets and the effects that can have on our economy. Projects already underway on the North Slope should continue to be developed, but we remain cautious about the long-term outlook for future oil development and the resulting impact on state revenues. We estimate that approximately 8% of portfolio loans as of December 31, 2014, have direct exposure to the oil and gas industry in Alaska."

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com or for more information on the Alaska economy, visit: www.northrim.com and click on the “About Northrim” link and then click "Alaska's economy". Information from our website is not incorporated into, and does not form a part of this press release.

Review of Operations:

Revenue and Net Interest Income

Total revenues, which include net interest income plus other operating income, were $23.3 million in the fourth quarter of 2014, up from $18.7 million in the third quarter of 2014 and $14.3 million in the fourth quarter of 2013. Total revenues increased 29% in 2014 to $73.4 million from $56.9 million in 2013, reflecting the addition of the Alaska Pacific franchise for the last three quarters of the year and the addition of the remaining 76.5% of Residential Mortgage operating results during December of 2014.

1Tangible book value per share is a non-GAAP measure defined as shareholders’ equity, less intangible assets, divided by shares outstanding. See the last page of this release for a reconciliation to shareholders’ equity.

2Tangible common equity to tangible assets is a non-GAAP measure defined as total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. See the last page of this release for more information on this non-GAAP measure.

Northrim BanCorp Earns $17.4 Million, or $2.54 per Diluted Share, in 2014
January 27, 2015

In the fourth quarter of 2014, net interest income increased 6% to $14.5 million, compared to $13.7 million in the immediate prior quarter and was up 26% from $11.5 million in the fourth quarter of 2013. “Growth from our core franchise, boosted by the addition of the Southeast Alaska network acquired earlier in the year, provided increased top-line performance during 2014,” said Beedle.

“Our net interest margin remained well above national averages in both the fourth quarter and full year in 2014,” said Joe Schierhorn, Chief Operating Officer. In the fourth quarter of 2014, Northrim’s net interest margin (NIM) was 4.49%, compared to 4.43% in the preceding quarter and 4.24% in the fourth quarter a year ago. NIM increased to 4.41% in the year ended 2014 from 4.29% in 2013. These increases in NIM were the result of growth in core portfolio loans and contributions from both of the acquisitions that occurred in 2014.

Provision for Loan Losses

The provision for loan losses totaled $500,000 in the fourth quarter of 2014, compared to zero for both the preceding and year ago quarters. This increase is the result of an increase in non-performing loans during the period and the Company's assessment of current economic conditions in our market. In both 2014 and 2013, provisions for loan losses were negative due to recoveries of previous loan charge offs, totaling $636,000 and $635,000 respectively.

Other Operating Income

Northrim has interests in complementary businesses that provide financial services to businesses and individuals, including mortgage origination, purchased receivables financing, health insurance plans, and wealth management. In the fourth quarter of 2014, total other operating income was $8.8 million which included a $3.0 million gain on the Residential Mortgage acquisition, compared to $4.9 million in the preceding quarter, which included a $1.1 million gain on the sale of a branch location, and $2.8 million in the fourth quarter of 2013. In the full year of 2014, other operating income was $20.5 million, up from $12.9 million a year ago.

Earnings from Residential Mortgage were recorded in several items on the income statement. The equity in earnings from the 23.5% of Residential Mortgage that Northrim has owned for many years generated $286,000 in the fourth quarter and $894,000 for the full year of 2014. In addition, following the close of the purchase of the remaining 76.5% of Residential Mortgage in December, the mortgage business generated income of $1.6 million on a fully consolidated basis, before operating costs, and a gain on the purchase contributed another $3.0 million to fourth quarter 2014 revenues. Going forward the majority of other operating income from this segment will be recorded as mortgage banking income. In 2014, RML originated $651 million in mortgage loans, of which approximately 87% were for purchase transactions, compared to $792 million in originations, of which 79% were for purchase transactions in 2013. “Our mortgage business is subject to both seasonal and cyclical factors, so we anticipate the first quarter contribution from RML will reflect normal seasonal slowing,” said Latosha Frye, Chief Financial Officer.

“Employee benefit plan income is generated from sales of health insurance to small business owners, and through Enroll Alaska provides health insurance plans to individuals under the Affordable Care Act. Enroll Alaska revenues are influenced significantly by enrollment periods that are open during limited periods of time each year and revenues generated from new customers generally lag the enrollment periods. Enrollment periods were open in the fourth quarters of 2014 and 2013,” Frye noted. “The current enrollment period closes on February 15, 2015, and Enroll Alaska employees have been working with both existing and new individual enrollees for several weeks. We expect to have information about total 2015 enrollments for Enroll Alaska by the end of the first quarter of 2015.”

Employee benefit plan income decreased to $844,000 in the fourth quarter of 2014, compared to $899,000 in the preceding quarter and increased from $599,000 in the fourth quarter of 2013, primarily due to revenue contributions from Enroll Alaska. For 2014, employee benefit plan income increased 49% to $3.5 million from $2.3 million in 2013. Approximately 47% of the increase in employee benefit plan income in 2014 resulted from an increase in revenues from Enroll Alaska.

Northrim BanCorp Earns $17.4 Million, or $2.54 per Diluted Share, in 2014
January 27, 2015

In the fourth quarter of 2014, electronic banking income contributed $662,000 to other operating income, compared to $590,000 in the third quarter of 2014 and $544,000 in the fourth quarter of 2013. In the fourth quarter of this year, service charges were $473,000, down from $582,000 in the preceding quarter and $503,000 in the fourth quarter a year ago. For 2014, electronic banking income grew 10% to $2.4 million and service charges increased 2% to $2.2 million from 2013.

Purchased receivable income was $527,000 in the fourth quarter of 2014 as compared to $599,000 in the third quarter of 2014, and $570,000 in the fourth quarter a year ago, reflecting the normal volatility in this business lending niche. For 2014, purchased receivable income declined 26% to $2.1 million from $2.8 million in 2013.

Gain on sale of securities did not contribute materially to revenues in either the fourth or third quarters of 2014 or the fourth quarter a year ago. For 2014, gain on sale of securities generated $461,000 in revenues compared to $333,000 in 2013.

Other income totaled $1.4 million for the fourth quarter of 2014, compared to $750,000 in the third quarter of 2014 and $460,000 in the fourth quarter of 2013. The increase in the fourth quarter of 2014 compared to the preceding and year ago quarters is the result of $691,000 in recoveries from loans acquired and marked to fair value in the Alaska Pacific merger. Additionally, there was a $54,000 increase in income from Pacific Wealth Advisors, LLC, Northrim's wealth management affiliate, and a $94,000 increase in rental income in the fourth quarter of 2014 as compared to the fourth quarter of 2013. Northrim completed a significant portion of its ongoing renovation project on its headquarters facility and began leasing space in the third quarter of 2014. For 2014, other income was $3.4 million compared to $1.9 million a year ago. In 2014, in addition to the $691,000 in recoveries from loans acquired, the acquisition of Alaska Pacific also added $203,000 in mortgage loan servicing income and $170,000 in a one-time bargain purchase gain. Income from Pacific Wealth Advisors, LLC and rental income also increased $175,000 and $152,000, respectively, in 2014 compared to the same period in the prior year.

Other Operating Expenses

Overhead costs increased 7% to $14.0 million in the fourth quarter of 2014, as compared to $13.1 million in the third quarter of 2014, reflecting costs related to the consolidation of 100% of the other operating expenses of RML, which totaled $1.9 million, for December 2014. In the fourth quarter a year ago overhead costs were $10.7 million. For 2014, other operating expenses increased 24% to $49.4 million from $39.9 million in 2013. Fourth quarter 2014 compensation costs grew 11% to $7.9 million from $7.1 million in the third quarter of 2014, and increased 24% from the fourth quarter a year ago, reflecting the addition of the staff of Alaska Pacific and Residential Mortgage to the Northrim team.

Balance Sheet Review

Northrim’s assets increased 19% to $1.45 billion at December 31, 2014, compared to $1.22 billion a year ago reflecting the $167.2 million in acquired assets from Alaska Pacific, and increased 2% from $1.42 billion at September 30, 2014, reflecting the $47.6 million net increase in assets from the Residential Mortgage purchase.

Investment securities totaled $287.3 million at December 31, 2014, compared to $243.2 million at September 30, 2014, and $252.8 million a year ago. At December 31, 2014, the investment portfolio was comprised of 73% U.S. Agency securities (primarily Federal Home Loan Bank and Federal Farm Credit Bank debt), 15% corporate securities, 5% Alaskan municipality, utility, or state agency securities, 5% U.S. treasury securities, 1% stock in the Federal Home Loan Bank of Seattle, and 1% in mortgage backed securities. At December 31, 2014, the average estimated duration of the investment portfolio was two years. The investment portfolio generated an average net tax equivalent yield of 1.48% for the fourth quarter of 2014.

Loans held for sale were $43.9 million at the end of the fourth quarter of 2014, compared to $10.3 million at September 30, 2014 and $11.3 million a year ago, reflecting the acquisition of Residential Mortgage. The average balance for the quarter for loans held for sale was $18.6 million for the fourth quarter of 2014 as the Residential Mortgage acquisition was completed only one month before the end of the quarter. The average balance for loans held for sale was $8.8 million

Northrim BanCorp Earns $17.4 Million, or $2.54 per Diluted Share, in 2014
January 27, 2015

in the third quarter of 2014 and $8.6 million a year ago. RML will continue to sell mortgage loans into the secondary market consistent with their existing business model.

Portfolio loans grew 20% to $924.5 million at December 31, 2014, as compared to $770.0 million a year ago, but declined 1% from $936.7 million at September 30, 2014. The acquisition of the $138.4 million in loans from Alaska Pacific contributed to year-over-year loan growth, while the acquisition of Residential Mortgage reduced commercial loans by $16 million, because the warehouse facility that Northrim provided to them as a customer was consolidated following the closing of the merger. Portfolio loans in the recently acquired Southeast Alaska market have decreased during this period of integration of personnel and systems. Southeast portfolio loans decreased to $127.1 million from $132.9 million, or 4%, at December 31, 2014 from September 30, 2014. The following table provides details on the acquired loan portfolio after fair value adjustments as of December 31, 2014, including new loans originated in our new Southeast Alaska markets since we acquired Alaska Pacific:

	31-Dec-14			30-Sept-14			31-Dec-13
	NRIM Legacy	Southeast Alaska	NRIM	NRIM Legacy	Southeast Alaska	NRIM	NRIM
Portfolio loans
Commercial loans	$270,967	$35,576	$306,543	$280,574	$36,741	$317,315	$300,338
Commercial real estate	379,973	53,009	432,982	395,150	56,671	451,821	376,398
Construction loans	118,691	7,346	126,037	99,287	7,048	106,335	62,760
Consumer loans	32,303	31,190	63,493	33,379	32,457	65,836	34,541
Unearned loan fees, net	—	—	(4,551)	—	—	(4,648)	(4,021)
Total portfolio loans	$801,934	$127,121	$924,504	$808,390	$132,917	$936,659	$770,016

“We generated organic loan growth in our core franchise, although the numbers on both the balance sheet and income statement are affected by the accounting associated with the acquisitions,” Schierhorn noted. “The $16 million for the warehouse facility for RML that was consolidated due to the acquisition was the primary driver for the quarter-over-quarter drop in commercial loans, which were down 3% in the period but up 2% year-over year. We also had a $13 million commercial real estate loan pay off at the end of the year, reducing growth in this category.” Commercial loans totaled $306.5 million and accounted for 33% of portfolio loans at December 31, 2014. Commercial real estate loans totaled $433.0 million and accounted for 46% of portfolio loans at December 31, 2014. Construction and land development loans increased 19% in the fourth quarter of 2014 as compared to the third quarter of 2014 and 101% year-over-year to $126.0 million and accounted for 14% of portfolio loans at December 31, 2014. Consumer loans totaled $63.5 million and accounted for 7% of portfolio loans at year end.

Northrim’s deposit base continues to be 100% Alaska-based, and is primarily made up of low-cost transaction accounts. In the fourth quarter, we launched a campaign to attract time deposits, particularly in the southeastern markets to maintain market share and to build customer loyalty,” said Beedle. Balances in transaction accounts at December 31, 2014, represented 88.0% of total deposits compared to 91.4% a year ago. At December 31, 2014, total deposits were $1.18 billion, up 18% from $1.00 billion a year ago and down 1% from the prior quarter. On April 1, 2014, Northrim acquired $151.4 million in deposits from Alaska Pacific and recorded a $623,000 core deposit intangible as part of the purchase. The following table provides details on the deposits acquired from Alaska Pacific as of December 31, 2014 after fair value adjustments, including new deposits generated in our new Southeast Alaska markets since we acquired Alaska Pacific:

Northrim BanCorp Earns $17.4 Million, or $2.54 per Diluted Share, in 2014
January 27, 2015

	31-Dec-14			30-Sept-14			31-Dec-13
	NRIM Legacy	Southeast Alaska	NRIM	NRIM Legacy	Southeast Alaska	NRIM	NRIM
Demand deposits	$367,151	$36,372	$403,523	$401,549	$37,256	$438,805	$363,969
Interest-bearing demand	148,828	36,286	185,114	139,418	36,612	176,030	143,703
Savings deposits	97,925	24,663	122,588	94,215	24,787	119,002	94,518
Alaska CDs	99,736	—	99,736	112,667	—	112,667	112,702
Money market deposits	199,134	27,440	226,574	208,010	29,225	237,235	202,606
Time deposits	109,619	32,593	142,212	82,168	26,460	108,628	86,225
Total deposits	$1,022,393	$157,354	$1,179,747	$1,038,027	$154,340	$1,192,367	$1,003,723

At December 31, 2014, noninterest-bearing demand deposits accounted for 34% of total deposits, interest-bearing demand accounts were 16%, savings deposits were 10%, money market balances accounted for 19%, the Alaska CD accounted for 9%, and time certificates were 12% of total deposits.

Other borrowings increased to $26.3 million at December 31, 2014 from $2.2 million at September 30, 2014 and $6.5 million at December 31, 2013. These increases are the result of the inclusion of Residential Mortgage's short term borrowings in Northrim's consolidated balance sheet since they are a wholly owned subsidiary of Northrim at December 31, 2014.

Shareholders’ equity increased 14% to $164.4 million, or $23.99 per share, at December 31, 2014, compared to $144.3 million, or $22.07 per share, a year ago. At September 30, 2014, shareholders’ equity was $159.3 million, or $23.31 per share. Tangible book value per share was $20.48 at December 31, 2014, compared to $20.86 per share a year ago and $22.08 per share at September 30, 2014. Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 13.06 % at December 31, 2014.

Asset Quality

Nonperforming loans were $4.7 million at December 31, 2014, compared to $2.8 million for the preceding quarter and $1.8 million at December 31, 2013. Non-performing assets ("NPAs") were $9.3 million at December 31, 2014, up from $7.8 million at September 30, 2014, due to the addition of two nonaccrual loans related to one borrower in the fourth quarter of 2014. NPAs increased from $4.2 million at December 31, 2013, primarily as a result of the acquisition of the Alaska Pacific loan portfolio. The acquired loan portfolio was recorded at its estimated fair value as of April 1, 2014, and the total fair value adjustment was a net discount of $3.0 million. The ratio of NPAs to total assets was 0.64% at December 31, 2014, compared to 0.55% three months earlier and 0.35% a year ago.

Nonperforming loans ("NPLs") were 0.51% of portfolio loans at December 31, 2014 compared to 0.29% in the preceding quarter and 0.24% a year ago. Other real estate owned (OREO) was $4.6 million at the end of the fourth quarter of 2014, compared to $4.7 million in the preceding quarter and $2.4 million at the end of the fourth quarter of 2013. Nonperforming purchased receivables were zero at December 31, 2014 and December 31, 2013, and were $243,000 at September 30, 2014. As of December 31, 2014, 22% of NPAs, or $2.1 million were guaranteed by agencies of the United States government.

Loans measured for impairment totaled $11.3 million at December 31, 2014, compared to $10.6 million at September 30, 2014, and $8.8 million in the fourth quarter a year ago.

There were $2.3 million in restructured loans included in nonaccrual loans at the end of the fourth quarter of 2014, as compared to $1.7 million at September 30, 2014, and $1.3 million at December 31, 2013. Northrim held $5.4 million in performing restructured loans that were not included in nonaccrual loans at the end of the fourth quarter of 2014, $6.7 million at the end of the third quarter of 2014, and $6.6 million at the end of the fourth quarter of 2013.

Northrim BanCorp Earns $17.4 Million, or $2.54 per Diluted Share, in 2014
January 27, 2015

“Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans,” said Frye. “We present restructured loans that are performing separately from those that are in nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.”

The coverage ratio of the allowance for loan losses to nonperforming loans was 358% at December 31, 2014, compared to 588% three months earlier, and 897% a year ago. The allowance for loan losses increased to $16.7 million at December 31, 2014, compared to $16.2 million at the end of the preceding quarter and $16.3 million a year ago.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 14 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 75% of Alaska’s population; and an asset based lending division in Washington. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Elliott Cove Insurance Agency, LLC; Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com
Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21D of the Securities and Exchange Act. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements are subject to various risks and uncertainties that may cause our actual results may differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; our ability to implement our marketing and growth strategies; our expected cost savings, synergies, and other financial benefits from the recently completed merger of Northrim with Alaska Pacific might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; our expected cost savings, synergies and other financial benefits from the acquisition of Residential Mortgage Holding Company, LLC might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and from time to time are disclosed in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.
Source: http://treasury.dor.alaska.gov/DebtManagement/ReserveBalances.aspx

Northrim BanCorp Earns $17.4 Million, or $2.54 per Diluted Share, in 2014
January 27, 2015

Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	December 31,	September 30,	Three Month	December 31,	One Year
	2014	2014	% Change	2013	% Change
Interest Income:
Interest and fees on loans	$14,237	$13,437	6%	$11,258	26%
Interest on portfolio investments	888	720	23%	702	26%
Interest on deposits in banks	53	55	-4%	58	-9%
Total interest income	15,178	14,212	7%	12,018	26%
Interest Expense:
Interest expense on deposits	433	352	23%	295	47%
Interest expense on borrowings	209	135	55%	202	3%
Total interest expense	642	487	32%	497	29%
Net interest income	14,536	13,725	6%	11,521	26%

Provision (benefit) for loan losses	500	—	NM	—	NM
Net interest income after provision (benefit) for loan losses	14,036	13,725	2%	11,521	22%

Other Operating Income:
Gain on purchase of mortgage affiliate	3,001	—	NM	—	NM
Mortgage banking income	1,620	—	NM	—	NM
Employee benefit plan income	844	899	-6%	599	41%
Electronic banking income	662	590	12%	544	22%
Purchased receivable income	527	599	-12%	570	-8%
Service charges on deposit accounts	473	582	-19%	503	-6%
Equity in earnings from RML	286	384	-26%	111	158%
Gain on sale of premises and equipment	—	1,115	NM	—	NM
Gain on sale of securities	—	15	NM	15	NM
Other income	1,351	750	80%	460	194%
Total other operating income	8,764	4,934	78%	2,802	213%

Other Operating Expense:
Salaries and other personnel expense	7,892	7,107	11%	6,367	24%
Occupancy expense	1,330	1,041	28%	867	53%
Marketing expense	634	417	52%	488	30%
Professional and outside services	490	323	52%	248	98%
Equipment expense	403	405	—%	339	19%
Reserve for purchased receivables	257	241	7%	131	96%
Insurance expense	243	319	-24%	211	15%
Merger and acquisition expense	226	1,031	-78%	376	-40%
Intangible asset amortization expense	75	81	-7%	53	42%
OREO (income) expense, net rental income and gains on sale	(101)	(68)	49%	(48)	110%
Other operating expense	2,556	2,213	15%	1,670	53%
Total other operating expense	14,005	13,110	7%	10,702	31%

Income before provision for income taxes	8,795	5,549	58%	3,621	143%
Provision for income taxes	1,991	1,651	21%	1,042	91%
Net income	6,804	3,898	75%	2,579	164%
Less: Net income attributable to the noncontrolling interest	130	191	32%	(102)	-227%
Net income attributable to Northrim BanCorp	$6,674	$3,707	80%	$2,681	149%

Basic EPS	$0.98	$0.54	81%	$0.41	139%
Diluted EPS	$0.97	$0.53	83%	$0.40	143%
Average basic shares	6,845,786	6,831,976	—%	6,531,762	5%
Average diluted shares	6,943,553	6,919,993	—%	6,630,352	5%

Northrim BanCorp Earns $17.4 Million, or $2.54 per Diluted Share, in 2014
January 27, 2015

Income Statement
(Dollars in thousands, except per share data)	Twelve months ended December 31,
(Unaudited)			One Year
	2014	2013	% Change
Interest Income:
Interest and fees on loans	$51,627	$43,137	20%
Interest on portfolio investments	3,133	2,714	15%
Interest on deposits in banks	198	223	-11%
Total interest income	54,958	46,074	19%
Interest Expense:
Interest expense on deposits	1,419	1,241	14%
Interest expense on borrowings	634	799	-21%
Total interest expense	2,053	2,040	1%
Net interest income	52,905	44,034	20%

Provision (benefit) for loan losses	(636)	(635)	—%
Net interest income after provision (benefit) for loan losses	53,541	44,669	20%

Other Operating Income:
Employee benefit plan income	3,497	2,341	49%
Gain on purchase of mortgage affiliate	3,001	—	NM
Electronic banking income	2,356	2,151	10%
Service charges on deposit accounts	2,155	2,116	2%
Purchased receivable income	2,074	2,797	-26%
Mortgage banking income	1,620	—	NM
Gain on sale of premises and equipment	1,115	—	NM
Equity in earnings from RML	894	1,227	-27%
Gain on sale of securities	461	333	38%
Other income	3,364	1,921	75%
Total Other Operating Income	20,537	12,886	59%

Other Operating Expense:
Salaries and other personnel expense	27,758	23,796	17%
Occupancy expense	4,360	3,464	26%
Marketing expense	2,059	1,853	11%
Merger and acquisition expense	1,962	536	266%
Equipment expense	1,465	1,239	18%
Professional and outside services	1,437	1,268	13%
Insurance expense	1,031	821	26%
Reserve for purchased receivables	704	100	604%
Intangible asset amortization expense	289	228	27%
OREO (income) expense, net rental income and gains on sale	(416)	(60)	593%
Other operating expense	8,726	6,621	32%
Total other operating expense	49,375	39,866	24%

Income before provision for income taxes	24,703	17,689	40%
Provision for income taxes	6,836	5,277	30%
Net income	17,867	12,412	44%
Less: Net income attributable to the noncontrolling interest	459	87	428%
Net income attributable to Northrim BanCorp	$17,408	$12,325	41%

Basic EPS	$2.57	$1.89	36%
Diluted EPS	$2.54	$1.87	36%
Average basic shares	6,761,328	6,518,772	4%
Average diluted shares	6,852,267	6,609,950	4%

Northrim BanCorp Earns $17.4 Million, or $2.54 per Diluted Share, in 2014
January 27, 2015

Balance Sheet
(Dollars in thousands)
(Unaudited)	December 31,	September 30,	Three Month	December 31,	One Year
	2014	2014	% Change	2013	% Change

Assets:
Cash and due from banks	$36,036	$44,312	-19%	$33,112	9%
Interest bearing deposits in other banks	36,020	85,029	-58%	65,979	-45%
Portfolio investments	287,335	243,204	18%	252,792	14%

Loans:
Loans held for sale	43,866	10,325	325%	11,301	288%
Portfolio loans
Commercial loans	306,543	317,315	-3%	300,338	2%
Commercial real estate	432,982	451,821	-4%	376,398	15%
Construction loans	126,037	106,335	19%	62,760	101%
Consumer loans	63,493	65,836	-4%	34,541	84%
Unearned loan fees, net	(4,551)	(4,648)	-2%	(4,021)	13%
Total portfolio loans	924,504	936,659	-1%	770,016	20%
Total loans	968,370	946,984	2%	781,317	24%
Allowance for loan losses	(16,723)	(16,243)	3%	(16,282)	3%
Net loans	951,647	930,741	2%	765,035	24%
Purchased receivables, net	15,254	14,328	6%	16,025	-5%
Other real estate owned, net	4,607	4,732	-3%	2,402	92%
Premises and equipment, net	35,643	34,720	3%	28,324	26%
Goodwill and intangible assets	24,035	8,349	188%	7,942	203%
Other assets	58,772	55,250	6%	43,395	35%
Total assets	$1,449,349	$1,420,665	2%	$1,215,006	19%

Liabilities:
Demand deposits	$403,523	$438,805	-8%	$363,969	11%
Interest-bearing demand	185,114	176,030	5%	143,703	29%
Savings deposits	122,588	119,002	3%	94,518	30%
Alaska CDs	99,736	112,667	-11%	112,702	-12%
Money market deposits	226,574	237,235	-4%	202,606	12%
Time deposits	142,212	108,628	31%	86,225	65%
Total deposits	1,179,747	1,192,367	-1%	1,003,723	18%
Securities sold under repurchase agreements	19,843	19,931	—%	21,143	-6%
Other borrowings	26,304	2,175	1,109%	6,527	303%
Junior subordinated debentures	18,558	18,558	—%	18,558	—%
Other liabilities	40,456	28,363	43%	20,737	95%
Total liabilities	1,284,908	1,261,394	2%	1,070,688	20%

Shareholders' Equity:
Northrim BanCorp shareholders' equity	164,323	159,116	3%	144,151	14%
Noncontrolling interest	118	155	NM	167	-29%
Total shareholders' equity	164,441	159,271	3%	144,318	14%
Total liabilities and shareholders' equity	$1,449,349	$1,420,665	2%	$1,215,006	19%

Northrim BanCorp Earns $17.4 Million, or $2.54 per Diluted Share, in 2014
January 27, 2015

Financial Ratios and Other Data
(Dollars in thousands)
(Unaudited)	December 31,	September 30,	December 31,
	2014	2014	2013
Asset Quality:
Nonaccrual loans	$4,674	$2,750	$1,815
Loans 90 days past due	—	11	—
Total nonperforming loans	4,674	2,761	1,815
Other real estate owned	4,607	4,732	2,402
Repossessed assets	19	19	—
Nonperforming purchased receivables	—	243	—
Total nonperforming assets	$9,300	$7,755	$4,217
Government guarantees on nonperforming assets[1]	$2,070	$909	$—
Performing restructured loans	$5,353	$6,653	$6,635
Nonperforming loans / portfolio loans	0.51%	0.29%	0.24%
Nonperforming assets / total assets	0.64%	0.55%	0.35%
Allowance for loan losses / portfolio loans	1.81%	1.73%	2.11%
Allowance for loan losses / nonperforming loans	358%	588%	897%
Gross loan charge-offs for the quarter	$179	$54	$427
Gross loan (recoveries) for the quarter	($159)	($265)	($181)
Net loan charge-offs (recoveries) for the quarter	$20	($211)	$246
Net loan charge-offs (recoveries) year-to-date	($1,076)	($1,097)	($508)
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	—%	(0.02)%	0.03%
Net loan charge-offs (recoveries) year-to-date / average loans,
year-to-date annualized	(0.12)%	(0.16)%	(0.07)%

Capital Data (At quarter end):
Book value per share	$23.99	$23.31	$22.07
Tangible book value per share[2]	$20.48	$22.08	$20.86
Tangible Common Equity/Tangible Assets[3]	9.85%	10.69%	11.30%
Tier 1 Capital / Risk Adjusted Assets	13.06%	14.33%	15.35%
Total Capital / Risk Adjusted Assets	14.31%	15.58%	16.61%
Tier 1 Capital / Average Assets	11.21%	12.44%	13.06%
Shares outstanding	6,854,189	6,834,101	6,537,652
Unrealized gain on AFS securities, net of income taxes	$247	$646	$669

Profitability Ratios (For the quarter):
Net interest margin (tax equivalent)[4]	4.49%	4.43%	4.24%
Efficiency ratio[5]	59.79%	69.83%	74.35%
Return on average assets	1.84%	1.07%	0.89%
Return on average equity	16.40%	9.29%	7.36%

Profitability Ratios (Year-to-date):
Net interest margin (tax equivalent)[4]	4.41%	4.38%	4.29%
Efficiency ratio[5]	66.84%	70.11%	69.64%
Return on average assets	1.30%	1.10%	1.07%
Return on average equity	11.19%	9.34%	8.75%

Northrim BanCorp Earns $17.4 Million, or $2.54 per Diluted Share, in 2014
January 27, 2015

Average Balances
(Dollars in thousands)
(Unaudited)
	December 31,	September 30,	Three Month	December 31,	One Year
	2014	2014	% Change	2013	% Change

Average Quarter Balances
Loans held for sale	$18,606	$8,787	112%	$8,642	115%
Portfolio loans	938,229	936,415	—%	763,402	23%
Total loans	956,835	945,202	1%	772,044	24%

Total earning assets	1,297,877	1,242,944	4%	1,090,757	19%
Total assets	1,440,032	1,376,773	5%	1,199,006	20%

Noninterest-bearing deposits	422,941	405,722	4%	360,562	17%
Interest-bearing deposits	778,121	744,631	4%	626,675	24%
Total deposits	1,201,062	1,150,353	4%	987,237	22%

Shareholders' equity	161,421	158,322	2%	144,481	12%

Average Year-to-date Balances
Loans held for sale	$11,232	$8,747	28%	$11,401	-1%
Portfolio loans	893,031	877,800	2%	734,427	22%
Total loans	904,263	886,547	2%	745,828	21%

Total earning assets	1,212,291	1,183,449	2%	1,041,268	16%
Total assets	1,335,929	1,300,847	3%	1,156,500	16%

Noninterest-bearing deposits	384,516	371,566	3%	340,180	13%
Interest-bearing deposits	727,078	709,877	2%	613,745	18%
Total deposits	1,111,594	1,081,443	3%	953,925	17%

Shareholders' equity	155,591	153,627	1%	140,924	10%

Northrim BanCorp Earns $17.4 Million, or $2.54 per Diluted Share, in 2014
January 27, 2015

1 Represents the portion of nonperforming assets that are guaranteed by governmental agencies including the Small Business Administration, the United States Department of Agriculture, the Bureau of Indian Affairs, and the Alaska Industrial Development and Export Authority.

2 Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding.

	Book value per share	Tangible book value per share
Total shareholder's equity	$164,441	$164,441
Less: goodwill and intangible assets	N/A	(24,035)
	$164,441	$140,406
Divided by shares outstanding	6,854	6,854
	$23.99	$20.48
3 Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The GAAP measure of common equity to assets would be total equity to total assets. Total equity to total assets was 11.35% at December 31, 2014 as compared to 11.21% at September 30, 2014 and 11.88% at December 31, 2013.

4 Tax-equivalent net interest margin is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax-equivalent basis using a combined federal and state statutory rate of 41.11% in both 2014 and 2013.

5 The efficiency ratio is a non-GAAP ratio that is calculated by dividing other operating expense, exclusive of intangible asset amortization, by the sum of net interest income and other operating income.

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Note Transmitted on GlobeNewswire on January 27, 2015, at 12:00 pm Alaska Standard Time.